UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2021 (September 2, 2021)

DIGITAL ALLY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-33899	20-0064269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15612 College Blvd., Lenexa, KS 66219

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (913) 814-7774

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, $0.001 par value	DGLY	The Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13©(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.Entry into a Material Definitive Agreement.

On September 2, 2021, TicketSmarter, Inc. (“Digital TicketSmarter”), a recently formed, wholly owned subsidiary of Digital Ally, Inc. (the “Company”), and TicketSmarter, LLC (“TicketSmarter”) on behalf of itself and its wholly owned subsidiary Goody Tickets, LLC, and members of TicketSmarter (“Sellers”), entered into that certain Unit Purchase Agreement (the “UPA”), pursuant to which, Digital TicketSmarter purchased all of the issued and outstanding membership interests of TicketSmarter, (the “Acquisition”) for aggregate consideration (“Acquisition Consideration”) of approximately $14.1 million, including cash of approximately $8.9 million and shares of Company common stock, par value $0.001 per share (the “Common Stock”) with a value of approximately $0.99 million, which consideration was paid at closing. The Acquisition Consideration includes up to approximately $4.2 million structured as contingent payment (the “Contingent Payment”) in additional cash and shares of Common Stock if TicketSmarter achieves certain milestones prior to March 31, 2022, as set forth in the UPA.

The UPA contains customary representations and warranties and covenants. The closing of the UPA and the Acquisition also occurred on September 2, 2021. Mr. Jeffrey Goodman and Mr. Michael Goodman, will be employed by Digital TicketSmarter as Chief Executive Officer and Chief Operations Officer, respectively, and they each executed certain restricted stock grant agreements with the Company (collectively, the “Restricted Stock Grant Agreements”), whereby the Company issued 100,000 restricted shares of Common Stock and 50,000 shares of Common Stock to Mr. Jeffrey Goodman and Mr. Michael Goodman, respectively, subject to the terms and provisions of the Company’s 2020 Stock Option and Restricted Stock Plan. The restricted shares of Common Stock were valued based on the closing price of the Common Stock on the Nasdaq Stock Market on the day of grant. The restricted shares of Common Stock will vest in equal installments over a five-year period beginning on the first anniversary date each recipient began employment.

The Company will contribute $1.5 million to TicketSmarter for general working capital purposes, and contemporaneously with the payoff of the line of credit of TicketSmarter with NBKC Bank, will provide a $3 million line-of-credit to TicketSmarter with interest to be assessed at the Prime Rate (as defined in the UPA) at the time of borrowing and further provided that the line-of-credit is secured by a first lien on all the assets of the Company.

The foregoing is a summary and does not purport to be a complete description of all terms and conditions of the UPA, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

This Form 8-K contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express the Company’s intentions, beliefs, expectations, strategies, predictions or any other statements related to the Company’s future activities, or future events or conditions. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by its management. These statements are not guarantees of future performances and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed in documents that the Company files from time to time with the U.S. Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this Form 8-K, except as required by law.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 2, 2021, the Company completed the Acquisition. The applicable information set forth in Item 1.01 of this Form 8-K is incorporated by reference in this Item 2.01.

Item 3.02 Unregistered Sales of Equity Securities.

The applicable information set forth in Item 1.01 of this Form 8-K is incorporated by reference in this Item 3.02.

Item 8.1 Other Events.

On September 8, 2021, the Company issued a press release entitled “Digital Ally Announces Acquisition of Growing National Event Ticket Marketplace.” A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 10.1	Unit Purchase Agreement, dated September 2, 2021
Exhibit 99.1	Press release of the Company entitled “Digital Ally Announces Acquisition of Growing National Event Ticket Marketplace” dated September 8, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2021

Digital Ally, Inc.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chairman, President and Chief Executive Officer